EXHIBIT 99.1

                       Press Release dated March 15, 2001



                AGREEMENT WITH PRAXIS PHARMACEUTICALS TERMINATED


March 15, 2001 SEATTLE, WA.,FAIRCHILD INTERNATIONAL (FRCD: OTCBB), announced today that it has mutually terminated it's licensing agreement with Praxis Pharmaceuticals Inc. (PRXX:OTCBB) for the development of two over-the-counter drug applications for wrinkles and arthritis.

Praxis has agreed to pay Fairchild 30% of net revenues from sales of the two applications in the field of use to a maximum of $250,000 over the first 3 years of sales. Praxis will be able to retain the Fairchild shares that were issued to it as partial consideration for the license.

Fairchild has not been able to raise sufficient funding to further the development efforts with Praxis. Fairchild is presently looking at other business ventures, particularly in the resource sector where the company will be able to raise sufficient capital and provide shareholder value.


FOR MORE INFORMATION, CONTACT:

INVESTOR RELATIONS AT 604-669-1040


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Fairchild may differ materially from these statements due to a number of factors. Fairchild assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions